FOR IMMEDIATE RELEASE


                      Commerce Bank Announces Plans for New
                  Headquarters, Operations and Training Center

EAST PENNSBORO TWP., PA (May 19, 2004) -- Commerce Bank/Harrisburg, NA, Chairman, President and CEO Gary L. Nalbandian today announced the bank's plans to construct a new headquarters, operations and training center at the TecPort Business Center in Swatara Twp., Dauphin County. Commerce expects to create at least 50 new jobs during the next few years in conjunction with the new facility.

"Commerce Bank has grown to become `America's Most Convenient Bank' for every personal, business, non-profit, real estate and government banking need," Nalbandian said. "Still, much more growth is yet to come. To accommodate our exciting development, we soon will begin construction on a brand new headquarters, operations and training center. The state-of-the-art facility will be a mark of distinction among corporate structures in our region in terms of both function and appearance."

Spanning 58,000 square feet, the two-story center will serve as the new headquarters for Pennsylvania Commerce Bancorp Inc., holding company of Commerce Bank/Harrisburg. The company is currently headquartered in East Pennsboro Twp., Cumberland County.

The facility also will house operations staff including branch administration, a 24/7 live customer service call center and the bank's electronic banking, marketing, human resources and technology departments. Additionally, the building will be home to Commerce University, the bank's training and education program, which now offers more than 40 course selections and last year topped 2,500 enrollees.

Commerce expects to break ground for its new headquarters, operations and training center in August. Employees will move in as early as spring 2005.

The TecPort Business Center is a 102-acre campus situated on the former corporate headquarters site of AMP. TecPort is acclaimed for its central location, convenient access to major highways, and amenities for businesses and employees.

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PAGE 2 - Commerce Bank Announces Plans for New Headquarters


Commerce Bank/Harrisburg opened its first office in Camp Hill, PA, in June of 1985. In the 19 years since, the bank has cultivated a unique retail model that has produced dynamic growth. The bank has doubled its number of branches in Pennsylvania in recent years, growing a network of 23 stores in Berks, Cumberland, Dauphin, Lebanon and York counties.

Commerce's hallmark products and services include seven-day branch banking, totally free checking, no-fee instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, America's Best Online Banking and 24/7 Bank-by-Phone.

A subsidiary of Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), Commerce Bank/Harrisburg currently has assets exceeding $1 billion and is working toward an asset goal of $2 billion and a branch network of 36 offices by 2006. Pennsylvania Commerce Bancorp shares the Commerce brand with the Commerce Bancorp Inc. (NYSE: CBH) network of banks headquartered in Cherry Hill, NJ.

For more information about Commerce Bank/Harrisburg, visit the bank's web site at commercepc.com.

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